Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	April 10, 2008
BUTLER NATIONAL CORPORATION ANNOUNCES AQUISITION OF AUTOPILOT PRODUCTS

Olathe, Kansas April 10, 2008 - Butler National Corporation (OTC Bulletin Board "BUKS") a leading manufacturer and provider of support systems for "Classic" aviation, announces it acquired the JET autopilot product line for the Classic Learjets from L-3 Communications Avionics Systems.

Butler National through its subsidiary Avcon Industries and L-3 Avionics Systems plan for a smooth transition of the acquisition and to continue the service and support of all customers operating the JET autopilot and related equipment in their Learjet.

Butler National, through its subsidiary Avcon Industries, Inc., is a proven leader in Learjet 20 and 30 Series Modification, Maintenance, Repair and Overhaul. The Avcon RVSM solution is installed on most of the Classic Learjet 20 series airplanes. Avcon performance and productivity enhancement products are installed on many of the Classic Learjet 30 series airplanes. These include weight increases, extended range packages, stability enhancements, and special mission structural modifications.

"We are pleased to expand our support of the Classic Learjet. This acquisition allows us to implement our commitment to replace many obsolete electronic components in these systems. We are proud to assist the operators of these industry proven airplanes by providing repair services with modern avionics. We look forward to continuing to expand our Classic Aviation Product support efforts," commented Clark D. Stewart, President and CEO.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations

Creative Options Communications
jim@jdcreativeoptions.com

Phone: (214) 663-5833 Phone: (913) 780-9595 Fax: (913) 780-5088 Phone: (830) 669-2466
For more information, please visit the Company web site: www.butlernational.com -End-